EXHIBIT NO. 99


        News Release Issued By Boise Cascade Corporation
                       on January 17, 1996

Contact:
Robert B. Hayes
(Office)    (208) 384-7675
(Home)      (208) 345-9863


FOR IMMEDIATE RELEASE:  January 17, 1996


       Boise Cascade Posts Record Net Income in 1995
                             ***
                 Good Year Expected in 1996


    BOISE, Idaho -- Boise Cascade Corporation (NYSE:BCC) today reported that net income for the fourth quarter of 1995 was $70.4 million, or $1.07 per fully diluted share. This compares with net income of $25.9 million, or 32 cents per fully diluted share, for the fourth quarter of 1994. Results for the fourth quarter of 1995 include a pretax charge of $74.9 million, or 76 cents per fully diluted share, attributed primarily to the revaluation of certain paper-related assets to their fair value and a pretax gain of $68.9 million, or 70 cents per fully diluted share, from the sale of the company's remaining interest in Rainy River Forest Products Inc. Sales in the fourth quarter of 1995 were $1.2 billion, compared with $1.1 billion in the fourth quarter of 1994.
    Net income for all of 1995 was a record $351.9 million, or $5.39 per fully diluted share. Excluding nonrecurring gains and charges in both years, the company earned
$336.8 million, or $5.14 per fully diluted share, in 1995, compared with a loss of $35.6 million, or $2.37 per fully diluted share, in 1994. Full-year sales were $5.1 billion in 1995 and $4.1 billion in 1994.
    Boise Cascade's Chairman of the Board and Chief Executive Officer George J. Harad described 1995 as a year of "significant accomplishments" for the company. In addition to being more profitable than at any time in its 39-year history, Harad noted that Boise Cascade reduced debt by approximately $354 million, facilitated the growth of Boise Cascade Office Products Corporation (NYSE:BOP) through an initial public offering, sharpened the product focus of its paper business, expanded its engineered wood products business, and began the repurchase of 4.3 million shares of common stock or common stock equivalents. Late in 1995, the company also announced plans to form a joint venture with Brazilian papermaker Suzano de Papel e Celulose to build an additional uncoated free sheet paper machine at Boise Cascade's complex in Jackson, Alabama. "These actions and others," Harad said, "are aimed at enhancing the value of Boise Cascade to our shareholders."
                    Review of Operations
    Operating income for the company's paper business was $41.7 million in the fourth quarter of 1995, compared with $43.2 million in the fourth quarter of 1994 and $164 million in the third quarter of 1995. Results for the most recent quarter include a pretax charge of $74.9 million stemming largely from the revaluation of assets at the company's pulp and paper mill in Vancouver, Washington. A study is currently underway to determine the mill's ultimate operating configuration. Results for the quarter also include the negative financial impact of approximately 63,000 tons of market-related downtime taken in response to excessive customer inventories. Higher-than-normal inventories of uncoated free sheet papers, Boise Cascade's most important grade, developed during the first half of 1995, as customers sought to hedge against rapidly rising prices. Since then, sales of uncoated free sheet papers have slowed, as customers work off their unusually large inventories.
    Operating income for the company's office products distribution business was $24.6 million in the fourth quarter of 1995, compared with $10.3 million in the fourth quarter of 1994 and $21.2 million in the third quarter of 1995. The business's strategy to grow rapidly and profitably through internal expansion and acquisitions resulted in higher total sales and same-location sales, as well as improved profit margins in the fourth quarter of 1995. Excluding acquisitions made since September 30, 1994, sales increased 25% in the fourth quarter of 1995, compared with sales in the fourth quarter of 1994.
    Operating income for the company's building products business was $13.3 million in the fourth quarter of 1995, compared with $37.7 million in the fourth quarter a year ago and $29.6 million in the third quarter of 1995. Results for the fourth quarter of 1995 reflect further deterioration in prices for lumber, which is in oversupply due largely to imports from Canada. Prices also fell for plywood, which is facing increasing competition from other panel products.
                           Outlook
    Boise Cascade said it expects that paper inventories will normalize as the year progresses, setting the stage for the resumption of higher levels of production and firmer pricing. The office products distribution business should continue to perform very well. Wood products markets are expected to remain sluggish, unless shipments of lumber from Canada diminish in response to a trade agreement now under discussion between the U.S. and Canadian governments. Overall, given modest growth in the U.S. and world economies, the company said it expects a good performance in 1996, though less than 1995's record results.
    Boise Cascade Corporation is an integrated paper and forest products company headquartered in Boise, Idaho, with operations located primarily in the United States. The company manufactures and distributes paper and paper products, office products, and building products and owns and manages timberland to support these operations.
                            # # #

        BOISE CASCADE CORPORATION AND SUBSIDIARIES
                 STATEMENTS OF INCOME (1)
                        (Unaudited)
           (In thousands, except per share data)



Three months ended December 31             1995             1994
Revenues
  Sales                                 $1,241,960       $1,108,880
  Other income (expense), net                  750           (5,570)
Subtotal                                 1,242,710        1,103,310
Costs and expenses
  Materials, labor, and other
    operating expenses                     923,070          877,340
  Depreciation and cost of company
    timber harvested                        58,170           60,050
  Selling and administrative expenses      121,110           89,870
Subtotal                                 1,102,350        1,027,260
Equity in net income of affiliates           6,760            1,230
Income from operations                     147,120           77,280
Interest expense                           (29,750)         (37,770)
Interest income                                760              900
Foreign exchange loss                         (320)            -
Gain on subsidiary's issuance
  of stock                                     110             -
Subtotal                                   (29,200)         (36,870)
Income before income taxes
  and minority interest                    117,920           40,410
Income tax provision                        44,770           14,550
Income before minority interest             73,150           25,860
Minority interest, net of income tax        (2,730)            -
Net income                              $   70,420       $   25,860
Net income per common share (2)
  Primary                                   $ 1.15          $   .32
  Fully diluted                             $ 1.07          $   .32

                                          SEGMENT INFORMATION (1)
Segment sales
  Paper and paper products              $  590,413       $  523,687
  Office products                          374,911          259,081
  Building products                        368,264          391,872
  Intersegment eliminations and other      (91,628)         (65,760)
Total                                   $1,241,960       $1,108,880
Segment operating income
  Paper and paper products              $   41,709       $   43,154
  Office products                           24,615           10,278
  Building products                         13,267           37,710
  Equity in net income of affiliates         6,760            1,230
  Corporate and other                       60,769          (15,092)
    Income from operations              $  147,120       $   77,280

        BOISE CASCADE CORPORATION AND SUBSIDIARIES
              STATEMENTS OF INCOME (LOSS) (1)
                        (Unaudited)
           (In thousands, except per share data)



Year ended December 31                     1995             1994
Revenues
  Sales                                 $5,074,230       $4,140,390
  Other income (expense), net              (16,560)           1,360
Subtotal                                 5,057,670        4,141,750
Costs and expenses
  Materials, labor, and other
    operating expenses                   3,764,960        3,453,730
  Depreciation and cost of company
    timber harvested                       240,920          236,430
  Selling and administrative expenses      436,260          336,970
Subtotal                                 4,442,140        4,027,130
Equity in net income (loss)
  of affiliates                             40,070          (22,930)
Income from operations                     655,600           91,690
Interest expense                          (135,130)        (147,800)
Interest income                              2,970            1,690
Foreign exchange loss                         (300)            (130)
Gain (loss) on subsidiaries'
  issuance of stock                         66,270          (10,200)
Subtotal                                   (66,190)        (156,440)
Income (loss) before income taxes
  and minority interest                    589,410          (64,750)
Income tax provision (benefit)             231,290           (2,140)
Income (loss) before minority interest     358,120          (62,610)
Minority interest, net of income tax        (6,260)            -
Net income (loss)                       $  351,860       $  (62,610)
Net income (loss) per common share (2)
  Primary                                   $ 5.93           $(3.08)
  Fully diluted                             $ 5.39           $(3.08)

                                          SEGMENT INFORMATION (1)
Segment sales
  Paper and paper products              $2,518,173       $1,794,898
  Office products                        1,315,953          908,520
  Building products                      1,575,420        1,653,425
  Intersegment eliminations and other     (335,316)        (216,453)
Total                                   $5,074,230       $4,140,390
Segment operating income (loss)
  Paper and paper products              $  435,988       $  (38,473)
  Office products                           72,055           42,008
  Building products                         89,178          150,978
  Equity in net income (loss) of
    affiliates                              40,070          (22,930)
  Corporate and other                       18,309          (39,893)
    Income from operations              $  655,600       $   91,690

(1)  FINANCIAL HIGHLIGHTS.  The Statements of Income
(Loss) and Segment Information are unaudited statements which do not include all Notes to Financial Statements and should be read in conjunction with the 1995 Annual Report of the Company. The 1995 Annual Report will be available in March 1996. The net income for the three months ended
December 31, 1995 and 1994, was subject to seasonal varia-tions and necessarily involved adjustments to estimates made at interim periods for accruals and allocations.

In the fourth quarter of 1995, the Company adopted
Financial Accounting Standards Board Statement 121, a new standard on accounting for the impairment of long-lived assets. As a result of an evaluation of its paper strategies, a decision was made to reconfigure the Vancouver, Washington, pulp and paper mill and reduce, over time, its production. In the fourth quarter of 1995, the Company's paper and paper products segment recorded a charge of approximately $74,900,000 before taxes, or 76 cents per fully diluted share. Most of this charge is related to the write-down of certain of the mill's assets under the provisions of the new accounting standard.

In October 1994, Rainy River Forest Products Inc. ("Rainy
River"), the Company's former Canadian subsidiary, completed an initial public offering of units of its equity and debt securities. As a result of the offering, the Company owned 49% of the outstanding voting common shares and 60% of the total equity of Rainy River. Rainy
River was accounted for on the equity method retroactive to January 1, 1994, in the Company's consolidated financial statements. Rainy River's results of operations were included in "Equity in net income (loss) of affiliates." Rainy River owned and operated the Company's former newsprint mill in Kenora, Ontario, Canada, an uncoated groundwood paper mill in Fort Frances, Ontario, Canada, and a newsprint mill in West Tacoma, Washington.

The equity securities were sold at a premium to the net book value of the Canadian company, but the translation into U.S. dollars and other costs of the transaction resulted in a charge to the Company of $10,200,000 before taxes, or 18 cents per fully diluted common share, in the third quarter 1994. Also in the third quarter of 1994, recognition by the Company of a noncash charge for U.S.
taxes on previously undistributed Canadian earnings amounted to $20,200,000, or 53 cents per fully diluted common share.

In November 1995, the Company divested its remaining interest in Rainy River through Rainy River's merger with Stone-Consolidated Corporation, and received cash of approximately $183,000,000 and Stone-Consolidated stock.
At December 31, 1995, the Company held approximately
6,600,000 shares of Stone-Consolidated common stock, representing approximately 6.4% of Stone-Consolidated's outstanding common stock. In addition, the Company held approximately 2,800,000 shares of Stone-Consolidated's redeemable preferred stock. The Company accounts for its holdings in Stone-Consolidated on the cost method. The
Company will use the proceeds from this transaction to reduce debt, make capital investments, and enhance share-holder returns. In the fourth quarter of 1995, the Company recorded a pretax gain of approximately
$68,900,000, or 70 cents per fully diluted share, for the sale of its remaining interest in Rainy River.

The net effect in the fourth quarter of 1995 of the gain on the sale of the Company's interest in Rainy River and the charge recorded in the paper and paper products segment decreased net income approximately $3,700,000 and fully diluted earnings per share six cents for the quarter.

In the second quarter of 1995, the Company provided
$32,500,000 of income taxes, or 53 cents per fully diluted share, for the tax effect of the difference in the book and tax bases of its stock ownership in Rainy River.

In April 1995, the Company's wholly owned subsidiary, Boise Cascade Office Products Corporation ("BCOP"), completed the initial public offering of 5,318,750 shares of common stock at a price of $25 per share. After the offering, the Company owned 82.7% of the outstanding BCOP common stock. The net proceeds of the offering to BCOP were approximately $123,076,000, of which approximately
$101,859,000 was indirectly available to the Company for general corporate purposes. The remainder of the proceeds were retained by BCOP for its general corporate purposes.

From the BCOP offering, the Company recorded a gain of approximately $60,000,000, or 98 cents per fully diluted share, in the second quarter of 1995. In the third quarter of 1995, BCOP issued 445,305 shares of its stock to effect various acquisitions. As a result of these share issuances, the Company recorded a gain of $6,160,000, or 10 cents per fully diluted share. In accordance with SFAS 109, Accounting for Income Taxes, income taxes were not provided on the gains. At
December 31, 1995, the Company owns 81.5% of the outstanding BCOP common stock.

Also, in the second quarter of 1995, the Company established reserves for the write-down of certain assets in its paper and paper products segment to their net realizable value with a pretax charge of $19,000,000 or 19 cents per fully diluted share. The Company also added to its existing reserves $5,000,000 before taxes, or 5 cents per fully diluted share, for environmental and other contingencies.

The net effect of the gain on the sale of the Company's interest in Rainy River, the fourth quarter charge recorded in the paper and paper products segment, the gains on the issuance of BCOP stock, the tax provision for Rainy River, and the establishment of the above second quarter reserves increased net income $15,100,000 and fully diluted earnings per share 25 cents for the year ended December 31, 1995.

The effective tax provision rate for 1995, before any effects of the unusual items described above, was 38% compared with a tax benefit rate of 34.5% for 1994. The change in the rate is primarily due to increased income from the Company's U.S. operations.

(2)  NET INCOME (LOSS) PER COMMON SHARE.  Net income
(loss) per common share was determined by dividing net income (loss), as adjusted, by applicable shares outstanding. For the three months and year ended
December 31, 1994, the computation of fully diluted net loss per share was antidilutive; therefore, the amounts reported for primary and fully diluted loss were the same.

For the year ended December 31, 1995 and 1994, primary average shares included common shares outstanding, and if dilutive, common stock equivalents attributable to stock options, Series E conversion preferred stock prior to converting to shares of the Company's common stock on January 15, 1995, and Series G conversion preferred stock.
Excluded common equivalent shares were 16,391,000 at December 31, 1994. In addition to common and common equivalent shares, fully diluted average shares include common shares that would be issuable upon conversion of the Company's other convertible securities.

                                       Year Ended December 31
                                       1995               1994
                                      (expressed in thousands)

Net income (loss) as reported       $  351,860        $  (62,610)
  Preferred dividends                  (25,550)          (54,586)
                                    __________        __________
Primary income (loss)                  326,310          (117,196)
  Assumed conversions:
    Preferred dividends eliminated      14,740            43,776
    Interest on 7 percent
      debentures eliminated              2,501             3,439
  Supplemental ESOP contribution       (12,599)          (12,573)
                                    __________        __________
Fully diluted income (loss)         $  330,952        $  (82,554)
Average number of common shares
  Primary                               55,028            38,110
  Fully diluted                         61,351            61,407

Primary income excludes, and the loss includes, the aggregate amount of dividends on the Company's preferred stock. The dividend attributable to the Company's
Series D convertible preferred stock held by the Company's
ESOP (employee stock ownership plan) is net of a tax benefit. To determine the fully diluted income (loss), dividends on convertible preferred stock and interest, net of any applicable taxes, have been added back to primary income (loss) to reflect assumed conversions. The fully diluted income was reduced by and the loss was increased by the after-tax amount of additional contributions that the Company would be required to make to its ESOP if the Series D ESOP preferred shares were converted to common stock.